Exhibit 99.1

Osiris Therapeutics Reports Fourth Quarter and Full Year 2008

Financial Results

COLUMBIA, Maryland — February 27, 2009 - Osiris Therapeutics, Inc. (NASDAQ:OSIR), the leading stem cell therapeutic company focused on developing and marketing products to treat medical conditions in the inflammatory, cardiovascular and orthopedic areas, announced today its results for the fourth quarter and year ended December 31, 2008.

Recent and Full Year Highlights

•                  Formed major strategic alliance with Genzyme Corporation worth up to $1.4 billion for the development and commercialization of Prochymal and Chondrogen in countries outside the United States and Canada.

•                  Sold the Osteocel business to NuVasive, Inc. in a transaction worth up to $85 million in upfront and milestone payments.

•                  Awarded Department of Defense contract fully valued at $224.7 million to develop and stockpile Prochymal for acute radiation syndrome (ARS).

•                  Received approval to initiate Prochymal Expanded Access Program in the US for adult and pediatric patients and in Canada for pediatric patients suffering from life-threatening GvHD.

•                  Completed enrollment in first worldwide Phase III stem cell clinical trial for the treatment of steroid-refractory Graft versus Host Disease (GvHD).

•                  Reported positive two-year data from Phase I clinical trial evaluating Prochymal in heart attack patients.

•                  Completed enrollment of Phase II clinical trial evaluating Prochymal in patients with chronic obstructive pulmonary disease (COPD).

•                  Reached agreement with the FDA regarding the timing and content of the submission of the first marketing application for a stem cell product.

•                  Reported cash, short-term investments and receivables of $123.5 million at year-end.

 “In 2008 we successfully executed our strategy to better position Osiris for commercialization of Prochymal,” said C. Randal Mills, Ph.D., President and Chief Executive Officer of Osiris.  “Receiving the first approval for a stem cell expanded access program was a significant step forward.  Our leadership position in this exciting area of medicine comes from the practical experience and insight gained by having now treated over 1,000 patients in clinical trials.  However, we know that our work is not finished.  Along with our outstanding partners at Genzyme, we are committed to making Prochymal the world’s first approved stem cell therapy and by doing so, helping patients around the world.”

Fourth Quarter Financial Results

In October 2008, Osiris entered into a strategic alliance with Genzyme Corp. for the development and commercialization of Prochymal and Chondrogen, two novel, late-stage adult stem cell treatments, outside of the United States and Canada.  Under the Collaboration Agreement, Genzyme will make up-front non-contingent payments of $130 million ($75 million of which was received in November 2008 and $55 million of which is scheduled for receipt in July 2009), plus potential significant milestone and royalty payments.  Accordingly, Osiris will recognize revenue from the up-front payments over the time period needed to complete the multiple deliverables required under the agreement, which is presently estimated to be approximately 39 months.  Osiris recognized $6.7 million in revenue from the Genzyme agreement during 2008 and expects to recognize $40 million of revenue in both 2009 and 2010.

Osiris reported a net loss of $7.8 million for the fourth quarter of 2008 compared to a net loss of $21.6 million in the same period in 2007.  Research and development (R&D) expenses were $15.6 million for the fourth quarter of 2008 compared to $17.4 million for the same period of the prior year. General and administrative (G&A) expenses were $2.3 million for the fourth quarter of 2008 compared to $1.8 million for the same period of the prior year. R&D expenses were lower in the fourth quarter of 2008 than the previous quarters of the current year, largely due to enrollment completion of the Phase III pivotal trial for steroid-refractory GvHD and the Phase II study for COPD.

Osiris reported a loss from continuing operations during the fourth quarter of 2008 of $11.9 million compared to $23.6 million in the same period of the prior year.  The fourth quarter 2007 loss included a $4.8 million non-cash charge related to the induced conversion of $18.8 million of convertible promissory notes.

Income from discontinued operation of $4.1 million was recognized in the fourth quarter of 2008, which primarily reflects the achievement of the first $5 million production milestone under the Osteocel supply agreement with NuVasive, Inc.  Income from discontinued operations during the fourth quarter of 2007 was $2.0 million.

At December 31, 2008, Osiris had $123.5 million of cash, short-term investments, and accounts receivable.

Full Year 2008 Financial Highlights

Osiris reported a net loss of $33.5 million for full year 2008 compared to a net loss of $53.9 million in the same period in 2007.  Total revenues for the full year 2008 were $10.0 million, $6.7 million of which was recognized from the Genzyme Collaboration Agreement.  This compares to $2.0 million in total revenue for 2007.  Other sources of revenue in 2008 also included $2.5 million under the U.S. Department of Defense contract for the development of Prochymal to treat acute radiation syndrome, and $0.6 million under an agreement with the Juvenile Diabetes Research Foundation for the evaluation of Prochymal in patients recently diagnosed with type 1 diabetes.

R&D expenses for the full year 2008 were $69.9 million compared to $47.1 million in the prior year, representing the increased clinical trial activity, including increased supplies of Prochymal for use in clinical trials.  G&A expenses for the full year 2008 were $8.6 million compared to $6.1 million in the prior year.  The increase in G&A expenses reflect the Company’s increased spending on its intellectual property and investment in personnel and systems as it approaches the commercialization of Prochymal.

Loss from continuing operations was $69.4 million for the full year 2008 compared to $57.9 million in 2007.  Income from discontinued operations was $35.9 million for the full year 2008, including $30.4 million of gain from the sale of discontinued operations.  Income from discontinued operations for the full year 2007 was $3.9 million.

Webcast and Conference Call

The Company has scheduled a webcast and conference call to discuss its financial results today, February 27, 2009, at 9:00 AM ET. To access the webcast, visit the Investor Relations section of the company’s website at http://investor.osiris.com/events.cfm. Alternatively, callers may participate in the conference call by dialing (877) 795-3599 (U.S. participants) or (719) 325-4765 (international participants).

A replay of the conference call will be available approximately two hours after the completion of the call through March 13, 2009. Callers can access the replay by dialing (888) 203-1112 (U.S. participants) or (719) 457-0820 (international participants). The audio replay passcode is 8746986. To access a replay of the webcast, visit the Investor Relations section of the company’s website at http://investor.osiris.com/events.cfm.

About Osiris Therapeutics

Osiris Therapeutics, Inc. is the leading stem cell therapeutic company focused on developing products to treat serious medical conditions in the inflammatory, orthopedic and cardiovascular areas. The Company’s pipeline of internally developed biologic drug candidates under evaluation includes Prochymal for inflammatory, autoimmune, and cardiovascular indications, as well as Chondrogen for arthritis in the knee. Osiris is a fully integrated company, with capabilities in research, development, manufacturing, and distribution of stem cell products. Osiris has a partnership with Genzyme Corp. for the development and commercialization of Prochymal and Chondrogen in countries outside the United States and Canada. Osiris has developed an extensive intellectual property portfolio to protect the company’s technology including 48 U.S. patents each having one or more foreign counterparts. Osiris, Prochymal and Chondrogen are registered trademarks of Osiris Therapeutics, Inc. More information can be found on the company’s website, www.Osiris.com. (OSIR-G)

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements include, but are not limited to, statements regarding the following: our product development efforts; our clinical trials and anticipated regulatory requirements and the ability to successfully navigate these requirements; the success of our product candidates in development; status of the regulatory process for our biologic drug candidates; implementation of our corporate strategy; our financial performance; our product research and development activities and projected expenditures, including our anticipated timeline and clinical strategy for Prochymal, Chondrogen and our other MSC and biologic drug candidates; our cash needs; patents and proprietary rights; the safety and ability of our potential products to treat disease and the results of our scientific research; our plans for sales and marketing; our plans regarding our facilities; types of regulatory frameworks we expect will be applicable to our potential products; and results of our scientific research.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Risks and uncertainties related to our Collaboration Agreement with Genzyme include, among others:  typical business transactional risks; risks related to product development and clinical trial design, performance and completion; uncertainty of the success of our product candidates in clinical trials and their ability to treat disease; early termination and opt-out rights; the ability to successfully navigate regulatory requirements and to manufacture and commercialize products; and the uncertainty as to the ability of

7015 Albert Einstein Drive  •  Columbia, Maryland  21046  •  Ph 443.545.1800  •  Fax 443.545.1701  •  www.Osiris.com

the parties to successfully perform their respective obligations and for us to earn milestone and royalty payments.  Our contract with the United States Department of Defense for the development and supply of Prochymal for the treatment of acute radiation syndrome is subject to many of these same risks and uncertainties in addition to others, including adverse changes in U.S. government spending priorities; failure to retain existing U.S. government contracts or to obtain option awards, task orders, or funding under awarded contracts; risks of contract performance; risks of contract termination, either for default or for government convenience; adverse results of U.S. government audits; and risks associated with complex U.S. government procurement laws and regulations.  Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports filed on Form 10-Q, with the United States Securities and Exchange Commission. Accordingly, you should not unduly rely on these forward-looking statements. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to reflect the occurrence of unanticipated events.

For additional information, please contact:

Erica Elchin

Osiris Therapeutics, Inc.

(443) 545-1834

OsirisPR@Osiris.com

Media Contacts:

Stacey Holifield/Andrew Law

Schwartz Communications

(781) 684-0770

Osiris@schwartz-pr.com

OSIRIS THERAPEUTICS, INC.

Condensed Balance Sheets

(Unaudited)

Amounts in thousands

	December 31, 2008	December 31, 2007

ASSETS
Current assets:
Cash	$940	$704
Investments available for sale	61,298	17,460
Accounts receivable	61,287	549
Prepaid expenses and other current assets	2,060	1,583
Current assets of discontinued operations	3,223	8,445
Total current assets	128,808	28,741

Property and equipment, net	394	2,020
Restricted cash	130	280
Other assets	615	1,404
Long-term assets of discontinued operations	7,520	4,596
Total assets	$137,467	$37,041

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable and accrued expenses	$10,513	$11,535
Deferred revenue, current portion	40,471	—
Notes payable, current portion	—	6,521
Capital lease obligations, current portion	6	886
Current liabilities of discontinued operations	7,219	2,552
Total current liabilities	58,209	21,494

Deferred revenue, net of current portion	84,275	—
Note payable, net of current portion	—	1,200
Other long-term liabilities	3	11
Total liabilities	142,487	22,705

Stockholders’ (deficit) equity:
Common stock, $.001 par value, 90,000 shares authorized 32,676 and 31,648 shares outstanding in 2008 and 2007	33	32
Additional paid-in-capital	269,830	255,728
Accumulated other comprehensive income	33	—
Accumulated deficit	(274,916)	(241,424)
Total stockholders’ (deficit) equity	(5,020)	14,336
Total liabilities and stockholders’ (deficit) equity	$137,467	$37,041

OSIRIS THERAPEUTICS, INC.

Condensed Statements of Operations

(Unaudited)
Amounts in thousands, except per share data

	Three Months Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007

Revenue from government contracts, collaborative research agreements and royalties	$6,157	$1,180	$10,044	$2,048

Operating expenses:
Research and development	15,563	17,364	69,897	47,140
General and administrative	2,309	1,770	8,586	6,071
	17,872	19,134	78,483	53,211

Loss from operations	(11,715)	(17,954)	(68,439)	(51,163)

Interest expense, net	(178)	(5,604)	(978)	(6,695)

Loss from continuing operations	(11,893)	(23,558)	(69,417)	(57,858)

Discontinued operations:
(Loss) income from operations of discontinued operations	(744)	1,986	5,525	3,937
Gain from sale of discontinued operations	4,861	—	30,400	—
Income from discontinued operations	4,117	1,986	35,925	3,937

Net loss	$(7,776)	$(21,572)	$(33,492)	$(53,921)

Basic and diluted net loss per share:
Loss from continuing operations	$(0.37)	$(0.80)	$(2.18)	$(2.03)
Income from discontinued operations	0.13	0.07	1.13	0.14
Net loss	$(0.24)	$(0.73)	$(1.05)	$(1.89)

Weighted Average Common Shares (basic and diluted)	32,259	29,556	31,895	28,489

OSIRIS THERAPEUTICS, INC.

Condensed Statements of Cash Flows

(Unaudited)
Amounts in thousands

	Years Ended December 31,
	2008	2007

Cash flows from operating activities:
Continuing Operations:
Loss from continuing operations	$(69,417)	$(57,858)
Adjustments to reconcile loss from continuing operations to net cash used in continuing operations:
Depreciation and amortization	1,633	1,928
Non cash share-based payments	1,627	1,271
Non cash interest expense	130	6,881
Changes in operating assets and liabilities:
Accounts receivable	(60,768)	(422)
Prepaid expenses and other current assets	(483)	(618)
Other assets	790	(663)
Accounts payable and accrued expenses	1,118	4,588
Deferred revenue	124,745	(1,349)
Long-term interest payable and other liabilities	—	(1,120)
Net cash used in continuing operations	(625)	(47,362)
Discontinued Operations:
Income from discontinued operations	35,925	3,937
Adjustments to reconcile income to net cash provided by discontinued operations:
Gain from sale of discontinued operations, net of non-cash charges	(34,287)	—
Depreciation and amortization	562	105
Provision for bad debts	29	—
Non cash share-based payments	187	69
Changes in operating assets and liabilities:
Accounts receivable	2,808	(2,855)
Inventory and other current assets	1,821	(2,228)
Accounts payable and accrued expenses	(1,091)	1,816
Net cash provided by discontinued operations	5,954	844
Net cash provided by (used in) operating activities	5,329	(46,518)

Cash flows from investing activities:
Purchases of property and equipment	(3,652)	(4,702)
Proceeds from the sale of property and equipment	104	—
Proceeds from sale of discontinued operations, net of transaction costs	38,497	—
Proceeds from sale of investments available for sale	16,427	50,900
Purchases of investments available for sale	(60,000)	(29,893)
Net cash (used in) provided by investing activities	(8,624)	16,305

Cash flows from financing activities:
Principal payments on capital lease obligations and notes payable	(13,909)	(1,115)
Restricted cash	150	17
Proceeds from convertible and short-term notes payable	17,000	—
Proceeds from issuance of common stock	290	31,701
Payment of debt financing fees	—	(400)
Net cash provided by financing activities	3,531	30,203

Net increase (decrease) in cash	236	(10)
Cash at beginning of period	704	714

Cash at end of period:	$940	$704